Exhibit (e)(2)

CONFIDENTIALITY AGREEMENT

July 2, 2008

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8388

Japan

Ladies and Gentlemen:

You have requested information from UnionBanCal Corporation (the “Company”) in connection with your consideration of acquiring the shares of the Company that you do not already own (a “Transaction”). The Company is willing to furnish or otherwise make available such information to you in consideration of your agreement to abide by the terms of this letter agreement (this “Agreement”).

1. Confidentiality.

(a) You agree to keep confidential and to use only for the purpose of evaluating a possible Transaction all information that the Company or its Representatives (as hereinafter defined) furnish or otherwise make available to you or your Representatives, whether oral, written or electronic, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other written or electronic materials prepared by or for you or your Representatives that contain, reflect or are based upon such information (collectively, the “Evaluation Material”); provided, however, that (i) Evaluation Material may be disclosed to those of your officers, directors, employees, accountants, counsel, investment bankers, consultants, commercial bankers or other representatives, either now or hereafter employed or retained, or any of your or their respective affiliates (such persons in their capacity as such being generally referred to herein as “Representatives”, it being understood that, for the purposes of this definition only, the Company and its subsidiaries shall not be deemed to be affiliates of yours) who need to know such information for the purpose of assisting you in your evaluation of a Transaction so long as you cause your Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that you will be responsible for any breach of the terms of this Agreement by any of your

Representatives), and (ii) any disclosure of the Evaluation Material may be made to which the Company consents in writing. Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (A) was or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives provided such other source is not known by you to be bound by a confidentiality obligation to the Company, (B) is independently developed by you or your Representatives without reference to the Evaluation Material, or (C) was or becomes generally available to the public (other than as a result of a breach by you or your Representatives of this Agreement). Notwithstanding anything to the contrary in this Agreement, the forecast materials prepared by certain members of management at the request of the Special Committee of the Board of Directors of the Company (the “Special Committee”) shall be deemed Evaluation Material for purposes of this Agreement, except for any portion of such forecast materials that becomes generally available to the public with the consent of the Company’s Audit Committee. Notwithstanding the foregoing, you and your Representatives shall not be prohibited from (i) using any Evaluation Material for purposes of monitoring and evaluating your investment in the Company or exercising any voting, governance, control or other rights and responsibilities in your capacity as a shareholder of the Company or your Representatives’ capacities as members of the Board of Directors of the Company or (ii) disclosing Evaluation Material to the extent such disclosure is required to be made by you in order to avoid violating the federal securities laws or rules of any securities exchange to which you are subject in connection with purchasing or offering to purchase securities of the Company, including by initiating a tender offer to the stockholders of the Company directly.

(b) In the event that you or any of your Representatives are required to disclose any Evaluation Material in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar legal process), you will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Evaluation Material you intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company (at the Company’s expense) to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above, including joining in any motion for a protective order that the Company might seek. If the Company has sought a protective order from an appropriate court or has notified you of its prompt intention to do so, you agree to withhold any Evaluation Material sought pending a court’s determination on the Company’s motion for a protective order. If and to the extent, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), you or your Representatives are legally required to so disclose Evaluation Material to any governmental or self-regulatory authority to avoid censure or penalty, you will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any Evaluation Material that you are so required to disclose and thereafter you may disclose such information without liability hereunder.

(c) Upon the request of the Company, you will (and you will cause your Representatives to) promptly deliver to the Company or destroy, as requested by the Company, all copies of the Evaluation Material, including any notes relating thereto, without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information. If requested by the Company, an appropriate officer of yours will certify to the Company that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (i) your legal department and/or outside counsel may keep one copy of the Evaluation Material (in electronic or paper form) and, with respect to your Representatives who are accounting firms, such firms may keep one copy of the Evaluation Material if required by policies and procedures implemented by such accounting firms in order to comply with applicable law, regulation, professional standards or reasonable business practice and (ii) you and your Representatives may retain Evaluation Material to the extent it is “backed-up” on your or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort. Any and all duties and obligations existing under this Agreement shall remain in full force and effect, notwithstanding the delivery or destruction of the Evaluation Material required by this Section.

2. No Representations or Warranties. You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material for your or your Representatives’ purposes and that only those representations and warranties made by us in writing in a subsequent definitive agreement with you related to a Transaction, if any, shall have any legal effect. You agree that other than as may be set forth in such definitive agreement neither the Company nor its Representatives shall have any liability whatsoever to you or any of your Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

3. No Obligation. It is understood and agreed that unless and until there is a definitive agreement between us with respect to a Transaction, neither the Company nor you intends to be, nor shall either of you or the Company be, under any legal obligation of any kind whatsoever with respect to such Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to such Transaction, except for the matters specifically agreed to in this Agreement. It is further understood and agreed that this Agreement shall not preclude or limit you in any way from purchasing securities of the Company, including by initiating a tender offer to the stockholders of the Company directly, without our consent and without any agreement between you and us.

4. Equitable Relief. The Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach of the provisions of this Agreement. You agree that you will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law and that assuming the injunctive relief is obtained you will pay any fees that the Company may incur in enforcing this Agreement. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief. You acknowledge that the Evaluation Material is valuable and unique and that any disclosure thereof in breach of this Agreement will result in irreparable injury to the Company.

5. Compliance with Law. You hereby confirm that you and your Representatives will take any action necessary or appropriate to prevent the use by you and them of any information about the Company in a way that violates any antitrust or other applicable law.

6. Miscellaneous.

(a) Each party’s obligations under this Agreement expire upon the earlier of (i) two years after the date of this Agreement, and (ii) the completion of a Transaction with you.

(b) The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership, trust, governmental entity or individual. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(c) It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(d) It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and wholly to be performed in such state.

(f) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Northern District of California (the “Chosen Court”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6(g) of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the courts referred to in the first sentence of this Section 6(f) shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(g) Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

The Special Committee of the Board of

Directors of UnionBanCal Corporation

400 California Street

San Francisco, CA 94104

Attention: David R. Andrews

(c/o UnionBanCal Corporation)

Facsimile: 415-765-3391

Telephone: 415-765-3874

Email: Morris.Hirsch@uboc.com

with a copy to each of:

UnionBanCal Corporation

400 California Street

San Francisco, CA 94104

Attention: Morris W. Hirsch

Facsimile: 415-765-3391

Telephone: 415-765-3874

Email: Morris.Hirsch@uboc.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: William S. Rubenstein

Facsimile: (917) 777-2642

Telephone: (212) 735-2642

Email: william.rubenstein@skadden.com

If to you:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8388 Japan

Attention: Seiji Oizumi

Facsimile: +81 (3) 3240 3970

Telephone: +81 (3) 3240 1447

Email: seiji_oizumi@mufg.jp

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Donald J. Toumey

Facsimile: (212) 558-3588

Telephone: (212) 558-4000

Email: toumeyd@sullcrom.com

(h) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted or purported assignment of this Agreement by either party without the prior written consent of the other party shall be null and void.

(i) This Agreement may only be amended by a separate writing signed by the Company, the Special Committee of the Board of Directors of the Company and you expressly so amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof (and, in the case of a waiver by the Company, signed by the Special Committee of the Board of Directors of the Company).

(j) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[The next page is the signature page]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

UNIONBANCAL CORPORATION

By	/s/ Morris W. Hirsch
	Name:	Morris W. Hirsch
	Title:	Senior Executive Vice President, General Counsel and Secretary

CONFIRMED AND AGREED TO:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Akira Kamiya
	Name:	Akira Kamiya
	Title:	Managing Executive Officer

Dated: July 2, 2008

CONFIRMED AND AGREED TO:

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF UNIONBANCAL CORPORATION

By	/s/ David R. Andrews
	Name:	David R. Andrews
	Title:	Chairman of Subcommittee

Dated: July 2, 2008